                                                EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports Second Quarter Fiscal 2024 Results
•Net sales $564 million vs. $600 million in Q2 2023
•Operating margin 7.0% vs. 6.3% in Q2 2023
•Diluted EPS $0.76 vs. $0.64 in Q2 2023
•Distributed $54 million to shareholders through dividends and share repurchases in Q2 2024; $92 million returned in the first half of fiscal 2024
•Full year fiscal 2024 outlook1:
◦Net sales of $2.785 billion to $2.825 billion
◦Adjusted operating income of $240 million to $260 million
◦Adjusted diluted EPS of $4.60 to $5.05
ATLANTA, July 26, 2024 - Carter’s, Inc. (NYSE:CRI), the largest branded marketer in North America of apparel exclusively for babies and young children, today reported its second quarter fiscal 2024 results.
“We achieved our second quarter sales and earnings objectives,” said Michael D. Casey, Chairman and Chief Executive Officer.
“The quarter got off to a slow start in April with the earlier Easter holiday and late arrival of warmer weather. Sales trends improved in the months that followed. Despite a highly promotional market, we achieved a record gross profit margin which reflects the strength of our product offerings, and lower inbound freight and product costs.
“Cash flow through June trended better than planned. We ended the quarter with a higher cash balance, no seasonal borrowings, lower net interest costs, and over $1 billion in liquidity. For the first half this year, earnings per share grew 13% on 5% lower sales.
“In the second quarter, we saw a good response to our new Summer product offerings, including our Americana-themed collections. Our best-selling products included our new Little Planet and PurelySoft collections with elevated styling and fabrications. Sales of our baby and toddler product offerings were comparable to last year; playwear sales were lower, which we believe reflects the slow start to Spring shopping earlier in the quarter.

“We saw earlier and higher demand in our U.S. Wholesale segment. During this inflationary cycle, we are benefiting from consumers choosing the ease of one-stop shopping with mass channel retailers, where they can purchase groceries, diapers, baby formula and children’s apparel at one location. Carter’s has an unparalleled competitive advantage as the largest supplier of young children’s apparel to these retailers.
“Sales in our U.S. Retail segment were lower due to fewer visits and lower conversion rates. We have increased our brand marketing investments to improve traffic trends in the balance of the year. Sales in our International segment were also lower, largely due to weaker market conditions in Canada.
“Earlier this year, our forecasts envisioned a return to growth beginning in the second half this year. When the year began, inflation was moderating, gas prices were trending lower, and there was a possibility of one or more reductions in interest rates this year.
“Market conditions were unexpectedly weaker in the second quarter. The consumer confidence index peaked in March this year and has declined every month through July to its lowest level in eight months. To date, inflation has not moderated to the extent previously expected, the costs of living remain elevated, and the likelihood of a reduction in interest rates this year is now less certain.
“Our consolidated sales have been under pressure since inflation ramped up to historic levels in 2022 because we believe those we serve, families raising young children, have been under financial pressure and have reduced their discretionary spending where possible. Carter’s is working its way through a historic and challenging inflationary period. We plan to use this down cycle to strengthen our leading market position as the best-selling national brand in young children’s apparel.
“Our growth strategies are focused on the fundamentals. We plan to:
•elevate the style and value of our product offerings;
•deepen our customer relationships through new marketing capabilities; and
•leverage our unparalleled multi-channel market presence to extend the reach of our brands.
“With the strength of our high-margin business model and cash flow generation, we have the resources to invest in our growth strategies, which we expect will better position us to return to growth when market conditions improve. Given the current macro environment, we have risk adjusted our forecasts for the year to reflect the performance we now believe is possible.”

1 Refer to “Business Outlook” section of this release for additional information regarding reconciliations of forward-looking non-GAAP financial measures.

Adjustments to Reported GAAP Results
In addition to the results presented in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements, as presented below. The Company believes these non-GAAP financial measurements provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company’s underlying performance. These measures are presented for informational purposes only. See “Reconciliation of Adjusted Results to GAAP” section of this release for additional disclosures and reconciliations regarding these non-GAAP financial measures. There were no adjustments to the Company’s reported results in the second quarter and first half of fiscal 2024. Adjustments made in the second quarter and first half of fiscal 2023 reflect costs related to organizational restructuring.

	Second Fiscal Quarter
	2024				2023
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$39.5	7.0%	$27.6	$0.76	$37.6	6.3%	$23.9	$0.64
Organizational restructuring	—		—	—	0.4		0.3	0.01
As adjusted	$39.5	7.0%	$27.6	$0.76	$37.9	6.3%	$24.2	$0.64

	First Half
	2024				2023
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$94.5	7.7%	$65.7	$1.80	$93.9	7.2%	$59.9	$1.59
Organizational restructuring	—		—	—	1.5		1.2	0.03
As adjusted	$94.5	7.7%	$65.7	$1.80	$95.5	7.4%	$61.0	$1.62
Note: Results may not be additive due to rounding.
Consolidated Results
Second Quarter of Fiscal 2024 compared to Second Quarter of Fiscal 2023
Net sales decreased $35.8 million, or 6.0%, to $564.4 million, compared to $600.2 million in the second quarter of fiscal 2023. Macroeconomic factors, including inflation, elevated interest rates, higher consumer debt levels, and declining consumer confidence negatively affected demand in the quarter. U.S. Wholesale segment net sales increased 3.2% while U.S. Retail and International segment net sales declined 10.3% and 9.6%, respectively. U.S. Retail comparable net sales declined 11.7%. Changes in foreign currency exchange rates in the second quarter of fiscal 2024, as compared to the second quarter of fiscal 2023, had an unfavorable effect on consolidated net sales of approximately $0.4 million, or 0.1%.
Operating income increased $1.9 million, or 5.0% to $39.5 million, compared to $37.6 million in the second quarter of fiscal 2023. Operating margin increased to 7.0%, compared to 6.3% in the prior year, reflecting lower inbound freight and product costs and lower performance-based compensation provisions, partially offset by fixed cost deleverage on lower sales and store investments.
Adjusted operating income (a non-GAAP measure) increased $1.5 million, or 4.0% to $39.5 million, compared to $37.9 million in the second quarter of fiscal 2023. Adjusted operating margin increased to 7.0%, compared to 6.3% in the prior year period, principally due to the factors discussed above.
Net income was $27.6 million, or $0.76 per diluted share, compared to $23.9 million, or $0.64 per diluted share, in the second quarter of fiscal 2023.
Adjusted net income (a non-GAAP measure) was $27.6 million, compared to $24.2 million in the second quarter of fiscal 2023. Adjusted earnings per diluted share (a non-GAAP measure) was $0.76, compared to $0.64 in the prior-year quarter.
First Half of Fiscal 2024 compared to First Half of Fiscal 2023
Net sales decreased $70.2 million, or 5.4%, to $1.23 billion, compared to $1.30 billion in the first half of 2023. Macroeconomic factors, as noted in the above discussion of second quarter results, contributed to lower demand. U.S. Retail, U.S. Wholesale, and International segment net sales declined 7.6%, 2.1%, and 6.1%, respectively. U.S. Retail comparable net sales declined 9.2%. Changes in foreign currency exchange rates in the first half of fiscal 2024, as compared to the first half of fiscal 2023, had a favorable effect on consolidated net sales of approximately $1.6 million, or 0.1%.
Operating income increased $0.6 million, or 0.6% to $94.5 million, compared to $93.9 million in the first half of fiscal 2023. Operating margin increased to 7.7%, compared to 7.2% in the prior year period, reflecting lower inbound freight and product costs and lower performance-based compensation provisions, partially offset by fixed cost deleverage on lower sales and store investments.
Adjusted operating income (a non-GAAP measure) decreased $1.0 million, or 1.0% to $94.5 million, compared to $95.5 million in the first half of fiscal 2023. Adjusted operating margin increased to 7.7%, compared to 7.4% in the prior year period, principally due to the factors discussed above.
Net income was $65.7 million, or $1.80 per diluted share, compared to $59.9 million, or $1.59 per diluted share, in the first half of fiscal 2023.
Adjusted net income (a non-GAAP measure) was $65.7 million, compared to $61.0 million in the first half of fiscal 2023. Adjusted earnings per diluted share (a non-GAAP measure) was $1.80, compared to adjusted earnings per diluted share of $1.62 in the first half of fiscal 2023.

Net cash provided by operations in the first half of fiscal 2024 was $91.7 million, compared to $209.2 million in the first half of fiscal 2023. The change in net cash from operating activities was primarily driven by a significant reduction in inventory in fiscal 2023.
See the “Business Segment Results” and “Reconciliation of GAAP to Adjusted Results” sections of this release for additional disclosures regarding business segment performance and non-GAAP measures.
Liquidity and Financial Position
The Company’s total liquidity at the end of the second quarter of fiscal 2024 was $1.2 billion, comprised of cash and cash equivalents of $317 million and $844 million in unused borrowing capacity on the Company’s $850 million secured revolving credit facility.
Return of Capital
In the second quarter and first half of fiscal 2024, the Company returned to shareholders a total of $54.0 million and $92.3 million, respectively, through cash dividends and share repurchases as described below.
•Dividends: In the second quarter of fiscal 2024, the Company paid a cash dividend of $0.80 per common share totaling $29.2 million. In the first half of fiscal 2024, the Company paid cash dividends totaling $58.5 million. Future payments of quarterly dividends will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company’s future financial performance and other considerations.
•Share repurchases: During the second quarter of fiscal 2024, the Company repurchased and retired approximately 0.4 million shares of its common stock for $24.8 million at an average price of $69.98 per share. In the first half of fiscal 2024, the Company repurchased and retired approximately 0.5 million shares of its common stock for $33.8 million at an average price of $73.13 per share. Fiscal year-to-date through July 25, 2024, the Company has repurchased and retired approximately 0.7 million shares for $45.6 million at an average price of $69.79 per share. All shares were repurchased in open market transactions pursuant to applicable regulations for such transactions. As of July 25, 2024, the total remaining capacity under the Company’s previously announced repurchase authorizations was approximately $604 million.
OshKosh B’Gosh Pension Plan
During the second quarter of fiscal 2024, the Company announced the offering of a single-sum payment option to certain participants in the frozen OshKosh B’Gosh, Inc. Pension Plan (the “pension plan”), which commenced on June 1, 2024 and closed on July 15, 2024. Payments to electing participants are expected to be made in August 2024, after which the pension plan will have no further obligations to these participants. The Company expects to recognize related non-cash charges of approximately $1 million to

$2 million in the third quarter of fiscal 2024 in connection with payments to these participants. The actual amount of such charges will depend on the number of participants who receive payments and various actuarial assumptions.
Additionally, the Board of Directors authorized the termination of the pension plan, with an anticipated effective date of November 30, 2024. The Company expects to make a contribution to fully fund the plan for termination, followed by the purchase of annuity contracts to transfer its remaining liabilities under the pension plan, in the second half of fiscal 2025. The contribution amount will depend upon the nature and timing of participant settlements and prevailing market conditions. The Company expects to recognize non-cash charges upon settlement of the pension plan’s obligations in the second half of fiscal 2025. The Company has the right to change the effective date of the termination date or revoke the decision to terminate, but it has no current intent to do so.
2024 Business Outlook
We do not reconcile forward-looking adjusted operating income or adjusted diluted earnings per share to their most directly comparable GAAP measures because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations that are not within our control due to factors described below, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future operating income or diluted EPS, the most directly comparable GAAP metrics to adjusted operating income and adjusted diluted earnings per share, respectively.
For the third quarter of fiscal 2024, the Company projects approximately:
•$735 million to $755 million in net sales ($792 million in Q3 fiscal 2023);
•$60 million to $70 million in adjusted operating income ($96 million in Q3 fiscal 2023); and
•$1.10 to $1.35 in adjusted diluted earnings per share, excluding an estimated non-cash pension plan settlement charge of $1 million to $2 million ($1.84 in Q3 fiscal 2023).
Our projections for the third quarter of fiscal 2024 assume (comparisons vs. prior year unless otherwise noted):
•continued macroeconomic pressure on consumer demand;
•lower gross profit margin;
•increased SG&A;
•lower net interest expense and effective tax rate; and

•continued return of capital.
For fiscal year 2024, the Company projects approximately:
•$2.785 billion to $2.825 billion in net sales ($2.95 billion in fiscal 2023);
•$240 million to $260 million in adjusted operating income ($328 million in fiscal 2023);
•$4.60 to $5.05 in adjusted diluted earnings per share, excluding an estimated non-cash pension plan settlement charge of $1 million to $2 million ($6.19 in fiscal 2023);
•Operating cash flow in excess of $200 million; and
•Capital expenditures of $75 million.
Our projections for fiscal year 2024 assume (comparisons vs. prior year unless otherwise noted):
•continued macroeconomic pressure on consumer demand;
•comparable gross profit margin;
•increased SG&A, reflecting higher growth-related investments and inflation, partially offset by productivity initiatives;
•lower net interest expense;
•lower effective tax rate; and
•continued return of capital.
To improve our performance in the balance of the year, our projections include:
•lower prices to drive traffic;
•increased investments in brand marketing to improve customer acquisition; and
•continued store fleet optimization, including opening high-margin stores, closing low-margin stores, and converting stores to more productive formats.
Leadership Team
The Company has recruited two new leaders to help strengthen its performance:
•Allison Peterson has joined the Company as Executive Vice President, Chief Retail & Digital Officer, reporting to Mr. Casey. Prior to joining Carter’s, Ms. Peterson spent nearly 19 years at Best Buy Co., Inc., where she served most recently as Executive Vice President, Chief Customer Officer from May 2020 to September 2023, with responsibilities for strategy, customer experience and insights, marketing, and loyalty programs. Her leadership positions at Best Buy included

Senior Vice President, Chief Customer & Marketing Officer and President, E-Commerce. Prior to Best Buy, Ms. Peterson spent eight years at Target Corporation in merchandising and planning positions of increasing responsibility.
•Raghu Sagi has joined the Company as Executive Vice President, Chief Information & Technology Officer, reporting to Mr. Casey. Prior to joining Carter’s, Mr. Sagi served as the Chief Information Officer of Inspire Brands, Inc. from April 2019 to January 2024. Prior to that, Mr. Sagi served in various roles at Sephora USA, Inc. between November 2011 to March 2019, including Senior Vice President and Chief Engineering Officer responsible for the technology platforms supporting retail stores, eCommerce, and marketing.
Ms. Peterson and Mr. Sagi have extensive eCommerce experience which we believe will help strengthen that very profitable component of our business.
Conference Call
The Company will hold a conference call with investors to discuss second quarter fiscal 2024 results and its business outlook on July 26, 2024 at 8:30 a.m. Eastern Daylight Time. To listen to a live webcast and view the accompanying presentation materials, please visit ir.carters.com and select links for “News & Events” followed by “Webcasts & Presentations.”
To access the call by phone, please preregister via the following link to receive your dial-in number and unique passcode: https://register.vevent.com/register/BIc2536acfb86640dfac8a42648d50e870.
A webcast replay will be available shortly after the conclusion of the call at ir.carters.com.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold through over 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. Carter’s is the largest supplier of young children’s apparel to the largest retailers in North America. Its brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. The Company’s Child of Mine brand is available at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon.com. The Company also owns Little Planet, a brand focused on organic fabrics and sustainable materials, and Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.

Forward Looking Statements
Statements in this press release that are not historical fact and use predictive words such as “estimates”, “outlook”, “guidance”, “expect”, “believe”, “intend”, “designed”, “target”, “plans”, “may”, “will”, “are confident” and similar words are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed in this press release. These risks and uncertainties include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: risks related to public health crises; changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; continued inflationary pressures with respect to labor and raw materials and global supply chain constraints that have had, and could continue to have, an affect on freight, transit, and other costs; risks related to geopolitical conflict, including ongoing geopolitical challenges between the United States and China, the ongoing hostilities in Ukraine, Israel, and the Red Sea region, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to a potential shutdown of the U.S. government; financial difficulties for one or more of our major customers; an overall decrease in consumer spending, including, but not limited to, decreases in birth rates; our products not being accepted in the marketplace and our failure to manage our inventory; increased competition in the marketplace; diminished value of our brands; the failure to protect our intellectual property; the failure to comply with applicable quality standards or regulations; unseasonable or extreme weather conditions; pending and threatened lawsuits; a breach of our information technology systems and the loss of personal data; increased margin pressures, including increased cost of materials and labor and our inability to successfully increase prices to offset these increased costs; our foreign sourcing arrangements; disruptions in our supply chain, including increased transportation and freight costs; the management and expansion of our business domestically and internationally; the acquisition and integration of other brands and businesses; changes in our tax obligations, including additional customs, duties or tariffs; fluctuations in foreign currency exchange rates; risks associated with corporate responsibility issues; our ability to achieve our forecasted financial results for the fiscal year; our continued ability to declare and pay a dividend and conduct share repurchases in future periods; our planned opening and closing of stores; and consummation of the early payout, and potential termination, of the pension plan, including the ultimate amount of any related charges. Except for any ongoing obligations to disclose material information as required by federal securities laws, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The inclusion of any statement in this press release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$564,434	$600,199	$1,225,926	$1,296,079
Cost of goods sold	281,497	308,303	627,799	694,716
Gross profit	282,937	291,896	598,127	601,363
Royalty income, net	4,004	4,341	9,220	10,860
Selling, general, and administrative expenses	247,489	258,676	512,859	518,308
Operating income	39,452	37,561	94,488	93,915
Interest expense	7,870	8,083	15,775	17,727
Interest income	(3,186)	(1,005)	(6,274)	(1,705)
Other expense (income), net	404	(767)	678	(1,025)
Income before income taxes	34,364	31,250	84,309	78,918
Income tax provision	6,725	7,383	18,637	19,055
Net income	$27,639	$23,867	$65,672	$59,863

Basic net income per common share	$0.76	$0.64	$1.80	$1.59
Diluted net income per common share	$0.76	$0.64	$1.80	$1.59
Dividend declared and paid per common share	$0.80	$0.75	$1.60	$1.50

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended				Two Fiscal Quarters Ended
	June 29, 2024	% of Total Net Sales	July 1, 2023	% of Total Net Sales	June 29, 2024	% of Total Net Sales	July 1, 2023	% of Total Net Sales
Net sales:
U.S. Retail	$290,249	51.4%	$323,466	53.9%	$597,890	48.8%	$647,187	49.9%
U.S. Wholesale	192,911	34.2%	186,867	31.1%	457,042	37.3%	466,856	36.0%
International	81,274	14.4%	89,866	15.0%	170,994	13.9%	182,036	14.1%
Consolidated net sales	$564,434	100.0%	$600,199	100.0%	$1,225,926	100.0%	$1,296,079	100.0%

Operating income:		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales
U.S. Retail	$18,078	6.2%	$28,211	8.7%	$32,372	5.4%	$55,150	8.5%
U.S. Wholesale	36,207	18.8%	29,209	15.6%	99,535	21.8%	81,301	17.4%
International	5,557	6.8%	6,690	7.4%	7,744	4.5%	9,814	5.4%
Corporate expenses (*)	(20,390)	n/a	(26,549)	n/a	(45,163)	n/a	(52,350)	n/a
Consolidated operating income	$39,452	7.0%	$37,561	6.3%	$94,488	7.7%	$93,915	7.2%

(*)    Corporate expenses include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, office occupancy, information technology, certain legal fees, consulting fees, and audit fees.

(dollars in millions)	Fiscal Quarter Ended July 1, 2023			Two Fiscal Quarters Ended July 1, 2023
Charges:	U.S. Retail	U.S. Wholesale	International	U.S. Retail	U.S. Wholesale	International
Organizational restructuring(*)	$0.2	$0.1	$—	$(0.6)	$(0.4)	$—

(*)Relates to charges (gains) for organizational restructuring and related corporate office lease amendment actions. Additionally, the second fiscal quarter and first two fiscal quarters ended July 1, 2023 includes a corporate charge of $0.1 million and $2.5 million, respectively, related to organizational restructuring and related corporate office lease amendment actions.
Note: Results may not be additive due to rounding.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	June 29, 2024	December 30, 2023	July 1, 2023
ASSETS
Current assets:
Cash and cash equivalents	$316,646	$351,213	$174,503
Accounts receivable, net of allowance for credit losses of $4,895, $4,754, and $3,849, respectively	132,360	183,774	132,679
Finished goods inventories, net of inventory reserves of $13,844, $8,990, and $17,847, respectively	599,295	537,125	681,573
Prepaid expenses and other current assets	54,085	29,131	56,616
Total current assets	1,102,386	1,101,243	1,045,371
Property, plant, and equipment, net of accumulated depreciation of $640,751, $615,907, and $592,310, respectively	181,659	183,111	178,100
Operating lease assets	509,168	528,407	499,689
Tradenames, net	298,097	298,186	298,274
Goodwill	209,086	210,537	210,517
Customer relationships, net	25,386	27,238	28,995
Other assets	29,735	29,891	27,525
Total assets	$2,355,517	$2,378,613	$2,288,471

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$313,796	$242,149	$281,333
Current operating lease liabilities	128,952	135,369	137,473
Other current liabilities	84,895	134,344	98,730
Total current liabilities	527,643	511,862	517,536

Long-term debt, net	497,735	497,354	496,984
Deferred income taxes	48,910	41,470	45,436
Long-term operating lease liabilities	436,575	448,810	420,805
Other long-term liabilities	32,904	33,867	32,701
Total liabilities	$1,543,767	$1,533,363	$1,513,462

Commitments and contingencies

Stockholders' equity:
Preferred stock; par value $0.01 per share; 100,000 shares authorized; none issued or outstanding	$—	$—	$—
Common stock, voting; par value $0.01 per share; 150,000,000 shares authorized; 36,280,056, 36,551,221, and 37,354,464 shares issued and outstanding, respectively	363	366	374
Additional paid-in capital	—	—	—
Accumulated other comprehensive loss	(32,814)	(23,915)	(24,963)
Retained earnings	844,201	868,799	799,598
Total stockholders' equity	811,750	845,250	775,009
Total liabilities and stockholders' equity	$2,355,517	$2,378,613	$2,288,471

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Two Fiscal Quarters Ended
	June 29, 2024	July 1, 2023
Cash flows from operating activities:
Net income	$65,672	$59,863
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	27,386	30,655
Amortization of intangible assets	1,858	1,877
Provision for (recoveries of) excess and obsolete inventory, net	4,986	(1,581)
Gain on partial termination of corporate lease	—	(4,366)
Other asset impairments and loss on disposal of property, plant and equipment, net of recoveries	87	2,751
Amortization of debt issuance costs	809	788
Stock-based compensation expense	9,290	10,984
Unrealized foreign currency exchange loss (gain), net	109	(429)
Provision for (recoveries of) doubtful accounts receivable from customers	285	(491)
Unrealized gain on investments	(1,081)	(633)
Deferred income taxes expense	7,153	4,274
Effect of changes in operating assets and liabilities:
Accounts receivable	50,516	67,425
Finished goods inventories	(70,802)	70,017
Prepaid expenses and other assets	(24,320)	(21,643)
Accounts payable and other liabilities	19,743	(10,249)
Net cash provided by operating activities	$91,691	$209,242

Cash flows from investing activities:
Capital expenditures	$(24,315)	$(26,356)
Net cash used in investing activities	$(24,315)	$(26,356)

Cash flows from financing activities:
Payments on secured revolving credit facility	$—	$(120,000)
Repurchases of common stock	(33,778)	(39,922)
Dividends paid	(58,510)	(56,641)
Withholdings from vesting of restricted stock	(7,436)	(4,837)
Proceeds from exercises of stock options	367	83
Net cash used in financing activities	$(99,357)	$(221,317)

Net effect of exchange rate changes on cash and cash equivalents	(2,586)	1,186
Net decrease in cash and cash equivalents	$(34,567)	$(37,245)
Cash and cash equivalents, beginning of period	351,213	211,748
Cash and cash equivalents, end of period	$316,646	$174,503

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended July 1, 2023
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$258.7	43.1%	$37.6	6.3%	$7.4	$23.9	$0.64
Organizational restructuring (b)	(0.4)		0.4		0.1	0.3	0.01
As adjusted (a)	$258.3	43.0%	$37.9	6.3%	$7.5	$24.2	$0.64

	Two Fiscal Quarters Ended July 1, 2023
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$518.3	40.0%	$93.9	7.2%	$19.1	$59.9	$1.59
Organizational restructuring (b)	(1.5)		1.5		0.4	1.2	0.03
As adjusted (a)	$516.8	39.9%	$95.5	7.4%	$19.4	$61.0	$1.62

	Fiscal Quarter Ended September 30, 2023
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$288.7	36.5%	$93.4	11.8%	$19.2	$66.1	$1.78
Organizational restructuring (b)	(2.9)		2.9		0.7	2.2	0.06
As adjusted (a)	$285.8	36.1%	$96.3	12.2%	$19.9	$68.4	$1.84

	Fiscal Year Ended December 30, 2023
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$1,093.9	37.1%	$323.4	11.0%	$69.7	$232.5	$6.24
Organizational restructuring (b)	(4.4)		4.4		1.0	3.4	0.09
Benefit from credit card settlement (c)	—		—		(1.7)	(5.3)	(0.14)
As adjusted (a)	$1,089.5	37.0%	$327.8	11.1%	$69.1	$230.6	$6.19

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, income tax, net income, and net income on a diluted share basis excluding the adjustments discussed above. The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance. The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.
(b)Net expenses related to organizational restructuring and related corporate office lease amendment actions.
(c)Gain resulting from a court-approved settlement related to payment card interchange fees.

Note: No adjustments were made to GAAP results in the second quarter and first half of fiscal 2024. Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	35,688,755	36,824,490	35,774,748	36,964,509
Dilutive effect of equity awards	135	127	1,692	3,850
Diluted number of common and common equivalent shares outstanding	35,688,890	36,824,617	35,776,440	36,968,359
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$27,639	$23,867	$65,672	$59,863
Income allocated to participating securities	(523)	(426)	(1,218)	(1,018)
Net income available to common shareholders	$27,116	$23,441	$64,454	$58,845
Basic net income per common share	$0.76	$0.64	$1.80	$1.59
Diluted net income per common share:
Net income	$27,639	$23,867	$65,672	$59,863
Income allocated to participating securities	(523)	(426)	(1,218)	(1,018)
Net income available to common shareholders	$27,116	$23,441	$64,454	$58,845
Diluted net income per common share	$0.76	$0.64	$1.80	$1.59
As adjusted (a):
Basic net income per common share:
Net income	$27,639	$24,165	$65,672	$61,044
Income allocated to participating securities	(523)	(431)	(1,218)	(1,040)
Net income available to common shareholders	$27,116	$23,734	$64,454	$60,004
Basic net income per common share	$0.76	$0.64	$1.80	$1.62
Diluted net income per common share:
Net income	$27,639	$24,165	$65,672	$61,044
Income allocated to participating securities	(523)	(431)	(1,218)	(1,040)
Net income available to common shareholders	$27,116	$23,734	$64,454	$60,004
Diluted net income per common share	$0.76	$0.64	$1.80	$1.62

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $0.3 million and $1.2 million in after-tax expenses from these results for the fiscal quarter and two fiscal quarters ended July 1, 2023, respectively.

Note: Results may not be additive due to rounding.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Two Fiscal Quarters Ended		Four Fiscal Quarters Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023	June 29, 2024
Net income	$27.6	$23.9	$65.7	$59.9	$238.3
Interest expense	7.9	8.1	15.8	17.7	32.0
Interest income	(3.2)	(1.0)	(6.3)	(1.7)	(9.3)
Income tax expense	6.7	7.4	18.6	19.1	69.3
Depreciation and amortization	14.4	16.8	29.2	32.5	60.9
EBITDA	$53.5	$55.1	$123.1	$127.5	$391.2

Adjustments to EBITDA
Organizational restructuring (a)	$—	$0.4	$—	$1.5	$2.9
Benefit from credit card settlement (b)	—	—	—	—	(6.9)
Total adjustments	—	0.4	—	1.5	(4.1)
Adjusted EBITDA	$53.5	$55.5	$123.1	$129.0	$387.1

(a)Net expenses related to organizational restructuring and related corporate office lease amendment actions.
(b)Gain resulting from a court-approved settlement related to payment card interchange fees.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in footnotes (a) - (b) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The table below reflects the calculation of constant currency net sales on a consolidated and International segment basis for the fiscal quarter and two fiscal quarters ended June 29, 2024:

	Fiscal Quarter Ended
	Reported Net Sales June 29, 2024	Impact of Foreign Currency Translation	Constant-Currency Net Sales June 29, 2024	Reported Net Sales July 1, 2023	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$564.4	$(0.4)	$564.8	$600.2	(6.0)%	(5.9)%
International segment net sales	$81.3	$(0.4)	$81.7	$89.9	(9.6)%	(9.1)%

	Two Fiscal Quarters Ended
	Reported Net Sales June 29, 2024	Impact of Foreign Currency Translation	Constant-Currency Net Sales June 29, 2024	Reported Net Sales July 1, 2023	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$1,225.9	$1.6	$1,224.4	$1,296.1	(5.4)%	(5.5)%
International segment net sales	$171.0	$1.6	$169.4	$182.0	(6.1)%	(6.9)%

Note: Results may not be additive due to rounding.
The Company evaluates its net sales on both an “as reported” and a “constant currency” basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods. Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period. The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar. The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.